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                  FIRST AMENDMENT TO THIRD EXTENSION AGREEMENT


     This First Amendment to Third Extension Agreement ("First Amendment") is entered into this 14th day of June, 2001, by and between Ballantyne of Omaha, Inc. ("Borrower"); Design and Manufacturing, Inc., Xenotech Strong, Inc., Strong Westrex, Inc. and Xenotech Rental Corp. (collectively the "Guarantors") and Wells Fargo Bank Nebraska, National Association ("Bank").

                                    RECITALS

     A. The Borrower and the Guarantors executed a Loan Repayment Agreement dated December 29, 2000; an Extension Agreement dated January 31, 2001; Second Extension Agreement dated March 15, 2001 and a Third Extension Agreement dated April 27, 2001 (collectively the "Agreement"), with regard to the repayment of the obligations of Borrower to the Bank as more fully described in the Agreement.

     B. The Borrower is indebted to the Bank as evidenced by a Revolving Note dated January 5, 2001, in the maximum principal amount of $9,500,000.00 as modified by Note Modifications dated January 31, 2001, March 15, 2001, and April 27, 2001. The principal balance outstanding on June 13, 2001 under the Revolving
Note is $4,428,346.64; accrued and unpaid interest to that date amount to $11,995.56; interest continues to accrue at the rate of $975.94 per day based upon the interest rate presently in effect.

     C. The Borrower is in default under the terms of the Agreement due to its failure to provide a signed commitment letter by June 15, 2001, and the Borrower has requested that the Bank forbear from making demand, and the Bank has agreed to do so pursuant to the terms and conditions in this First Amendment.

                                    AMENDMENT

     NOW, THEREFORE, in consideration of the premises and other valuable consideration, the Borrower and the Bank hereby agree as follows:

     1. TERMS. All capitalized terms not otherwise defined herein shall have the same meaning as such terms have in the Agreement.

     2. ACKNOWLEDGMENT. The Borrower and Guarantors acknowledge and agree that the recitals herein are true and correct and that the indebtedness evidenced by the Revolving Note is due and owing to the Bank without offset, defense or counterclaims and further acknowledge that the Security Agreement, Deed of Trust and Assignment and other documents evidencing the security for the Revolving Note are valid, binding and fully enforceable according to their terms; and further acknowledge that the Guaranties and security agreements therefor are valid and binding and fully enforceable according to their terms.

     3.   AMENDMENTS TO AGREEMENT.

          3.1. Section 5.5 of the Third Extension Agreement is hereby amended in its entirety to read as follows:



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               "Prior to June 22, 2001, a signed commitment letter (in form acceptable to the Bank) for the refinancing of all the outstanding indebtedness prior to June 30, 2001, from a reputable commercial lending company."

     4. WARRANTIES AND REPRESENTATIONS. The Borrower and the Guarantors reaffirm each and every representation and warranty set forth in the Agreement as true and correct as of the effective date of this First Amendment.

     5. RELEASE. In consideration of the accommodations by the Bank hereunder, the Borrower and Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, release, acquit and forever discharge the Bank and Wells Fargo & Company, (and any and all of their parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents and employees) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or the Guarantors have had, now have or have made claim to have against any such party for or by reason of any act, omission, matter, cause or thing whatsoever from the beginning of time to and including the date of this First Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

     6.   MISCELLANEOUS.

          6.1. Except as revised or amended or modified herein, all other terms and conditions of the Agreement, Revolving Note and all other loan documents attached thereto or incorporated therein remain fully enforceable and in effect and are incorporated herein and shall remain fully enforceable and in effect and survive any default herein by the Borrower and/or Guarantors.

          6.2. Except as otherwise specifically provided in this First Amendment, the execution of this First Amendment shall not be deemed to be a waiver of any default or Event of Default, whether or not existing on the date of this First Amendment, and the Bank expressly denies any intention to waive any such default or events of default.

          6.3. The Agreement, as amended hereby, shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of his rights or obligations hereunder without the prior written consent of the Bank. The Agreement, as amended hereby, and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein.

          6.4. If any provision contained in this First Amendment or the Agreement is inconsistent with any of the documents described herein or any other document in favor of the Bank, the provision contained in this First Amendment or the Agreement shall supersede such inconsistent provision in the documents described herein or in any document in favor of the Bank.



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     7.   ADVICE OF COUNSEL. The Borrower and Guarantors acknowledge that they have reviewed this First Amendment in its entirety, having consulted such legal, tax or other advisors as he deems appropriate and understands and agrees to each of the provisions of this First Amendment and further acknowledge that they have entered into this First Amendment voluntarily.

     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first above written.


BALLANTYNE OF OMAHA, INC.                   WELLS FARGO BANK NEBRASKA,
                                            NATIONAL ASSOCIATION



By: /s/ John Wilmers                        By:  /s/ Jerry Lundgren
    -------------------------------              ------------------------------
Its:    President                           Its:     Vice President
    -------------------------------              -------------------------------


By: /s/ Brad French
    -------------------------------
Its:    CFO
     ------------------------------



DESIGN AND MANUFACTURING, INC.              STRONG WESTREX, INC



By: /s/ John Wilmers                        By:  /s/ John Wilmers
    -------------------------------              -------------------------------
  Its:  President                             Its:     President
      -----------------------------                -----------------------------



XENOTECH STRONG, INC.                       XENOTECH RENTAL CORP.



By: /s/ John Wilmers                        By:  /s/ John Wilmers
    --------------------------------             -------------------------------
  Its:  President                             Its:     President
      ------------------------------               -----------------------------


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